As filed with the U.S. Securities and Exchange Commission on September 15, 2022

Registration No. 333-264191

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ONFOLIO HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware	7370	37-1978697
(State or Other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Dominic Wells

Chief Executive Officer

1007 North Orange Street, 4th Floor

Wilmington, Delaware 19801

(682) 990-6920

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Northwest Registered Agent Service, Inc.

8 The Green, Ste B

Dover, DE 19901

302-581-4070

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David M. Bovi, Esq. David M. Bovi, P.A. 2855 PGA Blvd., Suite 150 Palm Beach Gardens, FL 33410 (561) 655-0665	Ross Carmel, Esq. Jeffrey P. Wofford, Esq. Carmel, Milazzo & Feil LLP. 55 West 39th Street, 18th Floor New York, NY, 10018 (212) 658-0458

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Registration Statement on Form S-1 (File No. 333-264191), which was declared effective by the Securities and Exchange Commission on August 25, 2022 (the “Registration Statement”), is being filed solely for the purpose of correcting typographical errors contained in Exhibit 10.2. No changes or additions are being made hereby to the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus is being omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission (“SEC”) and to FINRA.

Amount to be paid
SEC registration fee	$4,843.16
FINRA filing fee	$6,407.26
The Nasdaq Capital Market initial listing fee	$50,000
Accounting fees and expenses	$125,000
Legal fees and expenses	$250,000
Printing and engraving expenses	$5,000
Miscellaneous	$112,400.58
Total	$553,651

All amounts are estimated except the SEC registration fee, the FINRA filing fee, and The Nasdaq Capital Market initial listing fee.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the DGCL, or Section 145, provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

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Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our certificate of incorporation and bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by the DGCL and must indemnify against all expenses, liability, and loss incurred in investigating, defending or participating in such proceedings.

We have also entered into separate indemnification agreements with our directors and officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise; provided, however, in the case of any such amendment or interpretation, only to the extent that such amendment or interpretation permits us to provide broader indemnification rights than we were permitted prior thereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

The following is a summary of all securities that we have sold since inception without registration under the Securities Act of 1933, as amended (the “Securities Act”) all of which were offered and sold in reliance upon exemptions from registration under Section 4(a)(2) of the Securities Act and/or (i) Rule 506 of Regulation D promulgated thereunder; (ii) Regulation S promulgated thereunder, or (ii) Rule 701 promulgated thereunder. No underwriters were utilized and no commissions or fees were paid with respect to any of the above transactions.

July 2020 Issuance of Founder and Reorganization Shares – Common Stock

On July 21, 2020, the Company issued 745,500 shares of common stock to Dominic Wells, our Company’s CEO, as founders shares, valued at $0.001 per share.

On July 21, 2020, the Company issued a total of 490,000 shares of restricted common stock, valued at $0.001 per share, to employees and advisors for services rendered. The shares vest in monthly installments over a three-year period.

On July 21, 2020, the Company issued 207,900 shares of common stock to Meraki Partners, LLC.

On July 22, 2020, the Company issued 420,000 shares of common stock to Dominic Wells, the Company’s CEO in exchange for 100% of the membership interest of Onfolio LLC.

September 2020 Private Placement – Common Stock

In September 2020, we commenced an offering of up to 210,000 shares of our common stock at the offering price of $4.76 per share. We issued a total of 173,145 shares to 40 accredited investors for total consideration of $824,500. No registration rights were provided to these stockholders in connection with this private placement. The offering closed on September 30, 2021.

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November 2020/March 2021 Private Placement – Series A Preferred Stock

In November 2020, we commenced an offering of up to 1,000,000 shares of our Series A preferred stock at the offering price of $25.00 per share. The offering closed in March 2021 and we then immediately commenced an identical offering pursuant to a different offering exemption. As of the date of this prospectus, we have issued a total of 69,460shares of our Series A preferred stock to 68 accredited investors for total consideration of $1,631,500. Pursuant to a registration rights agreements executed by our Company on behalf of the Series A Preferred Stock stockholders, on or before 180 days following the sale of at least 600,000 shares of the Series A Preferred Stock, our Company shall register the Series A Preferred Stock and apply to list the series A Preferred Stock on a U.S. stock exchange or other over-the-counter trading medium. This Series A Preferred Stock offering is an ongoing offering and has not yet closed. See “Description of Securities - Series A Preferred Stock” in this prospectus for a description of the rights and preferences of our Series A Preferred Stock.

September 2021 Private Placement – Common Stock

In September 2021, we commenced an offering of up to 336,000 shares of our common stock at the offering price of $5.95 per share. We issued a total of 336,000 shares to 59 accredited investors for total consideration of $2,000,000. No registration rights were provided to these stockholders in connection with this private placement. The offering closed on November 2, 2021.

October 2021 – Non-Qualified Stock Options

Pursuant to the Company’s 2020 Equity Incentive Plan, we awarded a total of 2,100 non-qualified stock options with an exercise price of $5.95 per share to 1 consultant.

January - March 2022 – Non-Qualified Stock Options

Pursuant to the Company’s 2020 Equity Incentive Plan, we awarded a total of 49,560 non-qualified stock options with an exercise price of $5.95 per share and 23,100 non-qualified stock options with an exercise price of $14.29 per share to 19 employees and consultants.

March 2022 – Restricted Stock Awards

Pursuant to the Company’s 2020 Equity Incentive Plan, the Company issued a total of 2,800 shares of common stock, valued at $5.95 per share, to the Company’s four independent members of the Board of Directors for services rendered.

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ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT INDEX

Exhibit No.	Description
1.1#	Form of Underwriting Agreement
3.1#	Amended and Restated Certificate of Incorporation
3.2#	Certificate of Amendment of Certificate of Incorporation
3.3#	Amended and Restated Bylaws
4.1#	Form of Warrant Agent Agreement
4.2#	Form of Warrant Agreement (included in Exhibit 4.1)
4.3#	Form of Representative’s Warrant
4.4#	Form of Stock Certificate
5.1#	Opinion of David M. Bovi, P.A.
10.1#	Securities Purchase Agreement dated as of July 22, 2020, by and among the Company and Dominic Wells
10.2*	2020 Equity Incentive Plan
10.3#	2020 Equity Incentive Plan Amendment No 1
10.4#	Form of Non-Qualified Stock Option Agreement – Employees
10.5#	Form of Stock Option Exercise Agreement - Employees
10.6#	Form of Non-Qualified Stock Option Award Agreement - Consultants
10.7#	Form of Stock Option Exercise Agreement - Consultants
10.8#	Form of Non-Qualified Stock Option Award Agreement - Non Employee Directors
10.9#	Form of Stock Option Exercise Agreement - Non Employee Directors
10.10#	Form of Restricted Stock Award Agreement - Directors
10.11+#	Non-Employee Director Compensation Policy 2022
10.12+#	Employment Agreement dated as of August 1, 2020, by the Company and Dominic Wells
10.13+#	Employment Agreement dated as of January 1, 2022 by the Company and Dominic Wells
10.14+#	Employment Agreement dated as of February 1, 2022, by the Company and Esbe van Heerden
10.15+#	Employment Agreement dated as of September 1, 2021, by the Company and Yury Byalik
10.16+#	Employment Agreement dated as of February 1, 2022, by the Company and Adam Trainor
10.17+#	Employment Agreement dated as of March 7, 2022, by the Company and Jack W. Hawkins III
10.18+#	Consulting Agreement dated as of July 1, 2020, by and between the Company and Meraki Partners, LLC
10.19+#	Consulting Performance Agreement date as of May 1, 2020, by and between Onfolio LLC and Onfolio JV III LLC
10.20+#	Consulting Performance Agreement dated as of January 2, 2020, by and between Onfolio LLC and Onfolio JV I, LLC
10.21#	Website Asset Purchase Agreement dated as of November 30, 2019, between Onfolio JV I, LLC and Onfolio LLC (Fishkeepingworld.com)
10.22#	Asset and Sale Purchase Agreement dated as of June 1, 2020, between Hieu Trung Nguyen and Onfolio LLC (Prettyneatcreative.com)
10.23#	Website Asset Purchase Agreement dated as of June 4, 2020, between Onfolio LLC and Onfolio JV IV LLC (Woofwhiskers.com)
10.24#	Website Asset Purchase Agreement dated as of July 25, 2020, between Onfolio JV IV LLC and Onfolio LLC (Perfectdogbreeds.com)
10.25#	Asset Sale and Purchase Agreement dated as of December 9, 2020, between Vital Reaction Inc and the Company (Vital-reaction.com)
10.26#	Domain Purchase Agreement dated as of January 6, 2021, among Freestyle Networks Inc., the Company, and Gropper Professional Corporation (Mightydeals.com)
10.27#	LLC Membership Interest Assignment dated as of August 1, 2020, between Dominic Wells and the Company (Onfolio JV I, LLC)
10.28#	LLC Membership Interest Assignment dated as of August 1, 2020, between Dominic Wells and the Company (Onfolio JV II LLC)
10.29#	LLC Membership Interest Assignment dated as of August 1, 2020, between Dominic Wells and the Company (Onfolio JV III LLC)
10.30#	Form of Subscription Agreement - September 2020 Private Placement – Common Stock (Reg D)
10.31#	Form of Subscription Agreement - September 2020 Private Placement – Common Stock (Reg S)
10.32#	Form of Subscription Agreement - September 2021 Private Placement – Common Stock (Reg D)
10.33#	Form of Subscription Agreement - September 2021 Private Placement – Common Stock (Reg S)
10.34#	Form of Subscription Agreement - November 2020 - Series A Preferred Stock (Reg D 506(b))
10.35#	Form of Subscription Agreement - November 2020 - Series A Preferred Stock (Reg S)
10.36#	Form of Subscription Agreement - March 2021 - Series A Preferred Stock (Reg D 506(c))
10.37#	Form of Subscription Agreement - March 2021 -Series A Preferred Stock (Reg S)
10.38#	LLC Membership Interest Assignment dated as of August 1, 2020, between Onfolio LLC and the Company (Onfolio JV IV LLC)
10.39#	LLC Membership Interest Assignment dated as of August 1, 2020, between Onfolio LLC and the Company (Onfolio Groupbuild 1 LLC)
10.40#	Form of Director and Officer Indemnification Agreement
14.1#	Code of Ethics and Business Conduct
21.1#	List of Subsidiaries
23.1#	Consent of BF Borgers CPA PC
23.2#	Consent of David M. Bovi, P.A. (included in Exhibit 5.1)
107#	Filing Fee Table

*	Filed herewith.
+	Indicates a management contract or any compensatory plan, contract or arrangement.
#	Previously filed

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ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Wilmington, State of Delaware, on September 15, 2022.

ONFOLIO HOLDINGS INC.

By:	/s/ Dominic Wells
Name:	Dominic Wells
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dominic Wells	Chief Executive Officer, and Chair of the Board	September 15, 2022
Dominic Wells	(Principal Executive Officer)

/s/ Jack W. Hawkins, III	Chief Financial Officer (Principal Financial and Accounting Officer)	September 15, 2022
Jack W. Hawkins, III

/s/ Andrew Lawrence	Director	September 15, 2022
Andrew Lawrence

/s/ David McKeegan	Director	September 15, 2022
David McKeegan

/s/ Robert J. Lipstein	Director	September 15, 2022
Robert J. Lipstein

/s/ Mark N. Schwartz	Director	September 15, 2022
Mark N. Schwartz

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